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                                                                    EXHIBIT 10.7

                                November 9, 2005

Christopher Mack
21859 Hyde Park Drive
Ashburn, VA 20147

Dear Chris:

     In contemplation of your relocation to the Company's Franklin, TN corporate offices, we are pleased to offer you the regular, interim position of Senior Vice President and Interim Chief Financial Officer of Spheris Operations Inc., effective November 15, 2005. As we discussed, your prior position of Senior Vice President of Operations shall remain open until such time as we determine whether your position as Chief Financial Officer will be a regular, full-time role for you.

     As Senior Vice President and Interim Chief Financial Officer reporting to Steve Simpson, you will be entitled to compensation and benefits as follows:

     BASE COMPENSATION: Your base compensation will be $190,000 payable biweekly for as long as you remain Interim Chief Financial Officer or in the event you become the regular, full-time Chief Financial Officer.

     BONUS PROGRAM: You will be eligible for the Spheris Exempt Employee Bonus Incentive Plan (the "Bonus Plan"). Payments under the Bonus Plan are contingent on meeting individual and Company goals. Under the Bonus Plan, you will be able to receive an amount up to and equal to 50% of your base salary as Senior Vice President and Interim Chief Financial Officer.

     RESTRICTED STOCK GRANT. Subject to the approval of the Company's Board of Directors, you will be awarded an additional 100,000 shares of common equity in Spheris Holding III, Inc., for agreeing to serve as Senior Vice President and Interim Chief Financial Officer. These shares will vest over a four (4) year period and be subject to the terms and conditions of the Company's Stock Incentive Plan and a Restricted Stock Grant Notice.

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Page 2
November 9, 2005
Ltr./Christopher Mack


     SEVERANCE: If the Company terminates your employment without cause during the first twelve months of your relocation to Tennessee, the Company's sole and exclusive obligation will be (a) to pay any base salary earned through the date of termination, and (b) continuation of base salary at the rate in effect at the date of termination for a period of 12 months. The obligation to make payments under clause (b) above shall be contingent upon your executing a release of any and all claims against the Company and its parent and subsidiary companies, affiliate companies and all officers, directors, employees, agents and shareholders of all such entities, whether known or unknown, existing as of the time of the receipt of such payment, with the release to be in a form acceptable to the Company.

     RELOCATION BONUS: Spheris shall pay you a relocation bonus (the "Relocation Bonus") equal to the amount of your relocation expenses, including moving expenses and closing costs related to the purchase of a new home, not to exceed $75,000 in the aggregate. This amount will be paid following your relocation once you have notified us of the amount of your relocation expenses. Once you have notified us of the amount of your expenses, a bonus request will be submitted to payroll. This amount is granted to the employee to cover all relocation expenses. Specific reimbursement for items need not be submitted. All costs are under the control of the relocating employee. No additional funds beyond the initial check will be granted to cover relocation expense.

Relocation bonus taxes are withheld from the check at the supplemental tax rate for Federal, State, and local withholding. The Federal tax rate is 25% for 2005. State/local supplemental rates vary by locality. FICA taxes will also be withheld at required rates. You also will need to include bonus amounts received as income in your tax returns. Therefore, the relocation bonus check will be "grossed-up" to compensate for taxes. 401(k) withholding will also be taken unless appropriate forms are completed and returned to Payroll. The 401(k) form is included for your information

The company may also provide assistance through resources such as the Stutts-Miller Group www.wipeyourfeet.net an outside corporate relocation service, and home loan/financial services www.chadmcgee.com. Spheris does not endorse any company, service or individual, but passes this on solely as informational assistance.

In the event that you voluntarily terminate your employment within 12 months of relocation, you will be required to repay the Relocation Bonus on a pro-rated basis from the date of relocation.

     NONDISCLOSURE AND PROPRIETARY INFORMATION AGREEMENT. In consideration of the above, you agree to execute a copy of the Spheris Operations Inc. Nondisclosure and Proprietary Information Agreement.

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Page 3
November 9, 2005
Ltr./Christopher Mack


     EMPLOYMENT STATUS: Your employment with Spheris will be on at-will basis, which means that either you or the Company may terminate the employment relationship at any time, for any reason. As discussed above, if your position as Chief Financial Officer becomes a regular, full-time position, we would anticipate adjusting your compensation package, including bonus potential and additional equity, commensurate with the position.

     COMPLIANCE WITH SPHERIS'S POLICIES, RULES AND REGULATIONS: By signing this letter below, you agree to abide by all Spheris's policies, procedures, rules and regulations currently in effect or that may be adopted from time to time. To the extent that any such policies, rules or regulations, or any benefit plans in which you are a participant, conflict with the terms of this letter, the actual terms of those policies or plans shall control.

     ENTIRE AGREEMENT. This letter (and the Nondisclosure and Proprietary Information Agreement) represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and agreements between such parties with respect thereto, including without limitation, that certain Employment Agreement, dated December 1, 2002 by and between HealthScribe, Inc. and you, which shall have no further force and effect.

     If the foregoing accurately reflects our discussions, please sign and date the original and return it to my attention.

                                        Sincerely,

                                        /s/ Steven E. Simpson
                                        ----------------------------------------
                                        Steven E. Simpson
                                        Chief Executive Officer


Acknowledged and Signed by:

/s/ Christopher Mack
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Christopher Mack